Investor Update

Investor Update: April 26, 2016

This investor update provides JetBlue’s investor guidance for the second quarter ending June 30, 2016 and full year 2016.

Recent Announcements

JetBlue has recently announced service between the following city pairs:

City Pair	Frequency	Start Date
Buffalo (BUF) - Los Angeles (LAX)	1x Daily	June 16, 2016
Long Beach (LGB) - Reno (RNO)	1x Daily	August 15, 2016
New Orleans (MSY) - Fort Lauderdale (FLL)	1x Daily	September 29, 2016

Capacity

Second quarter 2016 available seat miles (ASMs) are estimated to increase 9.5% to 11.5% year-over-year.  Full year 2016 ASMs are estimated to increase 8.5% to 10.5% year-over-year, in line with prior guidance.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Second Quarter 2016				Full Year 2016
A320	A321 All-Core	A321 Mint	E190	A320	A321 All-Core	A321 Mint	E190
67.6%	10.8%	8.9%	12.7%	68.2%	10.2%	9.1%	12.5%

Average stage length is projected to increase year-over-year by approximately 1.5% in the second quarter and approximately 0.5% for the full year 2016.

Operational Outlook

	Second Quarter	Full Year
	2016	2016
Operating Expense Year-Over-Year Percentage Change
Unit Operating Expense Excluding Fuel and Profit Sharing (CASM Ex-Fuel and Profit Sharing)	(0.5) - 1.5%	0.0 - 1.5%
Prior guidance issued January 28, 2016	N/A	0.0 - 2.0%

	Second Quarter		Full Year
	2016		2016
Fuel Expense
Estimated Consumption (gallons)	191 million		761 million
Estimated Fuel Price per Gallon, Net of Hedges [1]	$1.33	[2]

¹Includes fuel taxes.
²JetBlue utilizes the forward Brent crude curve and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its prompt quarter.  As of April 15, 2016, the forward Brent crude per barrel price was $42 and the crack spread averaged $9 per barrel for the Second quarter of 2016

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Fuel Hedges

As of April 15, 2016 JetBlue’s advanced fuel derivative contracts for 2016 are as follows:

	Gallons	Estimated Percentage of Consumption	Price

2Q16	-	-
3Q16	38 million	19%	● 19% in USGC jet fuel swaps at an average of $1.21/gal
4Q16	38 million	20%	● 20% in USGC jet fuel swaps at an average of $1.25/gal

In addition, we have hedges in place for about 5% of our expected 2017 fuel consumption.

Other Income (Expense)
JetBlue estimates total Other Income (Expense) to be between ($25) and ($30) million in the second quarter and between ($100) and ($110) million for the full year.

Tax Rate
JetBlue expects an effective annual tax rate of approximately 39%. However, the actual tax rate in the second quarter and full year 2016 could differ due to a number of factors.

Capital Expenditures
(In millions)

Second Quarter 2016			Full Year 2016
Aircraft	Non-aircraft	Total	Aircraft	Non-aircraft	Total
$125	$45 - $55	$170 - $180	$670 - $720	$150 - $200	$820 - $920

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Aircraft Delivery Schedule

As of March 31, 2016 JetBlue’s fleet was comprised of 130 Airbus A320 aircraft, 14 Airbus A321 All-Core aircraft, 13 Airbus A321 Mint aircraft, and 60 EMBRAER E190 aircraft. 89 aircraft were on order from Airbus and 24 aircraft were on order from Embraer.

	Airbus A320			Airbus A321			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease

2Q16	—	—	—	2	—	—	—	—	—
3Q16	—	—	—	3	—	—	—	—	—
4Q16	—	—	—	3	—	—	—	—	—
Total at Year End	130	45	24	35	8	—	60	30	30

Cabin Restyling Program

The program is expected to generate $100 million of annual incremental operating income upon completion.

Fleet Type	Seat Count per Aircraft			Number of Aircraft Impacted	Timeline
	Current	After Restyling	Difference
A320	150	162	+ 12	~ 130 retrofits	Retrofit starting at the beginning of 2017 Completion expected in 2019
A321 All-Core	190	200	+ 10	15 retrofits 3 new deliveries in 2016 All new deliveries beyond	New Deliveries starting in July 2016 Retrofit starting in the third quarter of 2016 Completion expected by the end of 2016
A321 Mint	16 Mint 143 Core	16 Mint 143 Core	-	-	Not part of the program
E190	100	100	-	-	Not part of the program

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Second Quarter 2016
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)*
Zero - $14 million	323.1	324.9	$—
$14 million or greater	323.1	342.5	$1

	Full Year 2016
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)*
Zero - $42 million	327.2	329.2	$—
$42 million or greater	327.2	342.8	$2

* Net of taxes
These share count estimates assume 20% annual stock price appreciation and that all of the holders of the 6.75% convertible debentures due 2039 (Series B) will be converted to shares during the fourth quarter of 2016.  These share count estimates do not include any share repurchases that may occur throughout 2016 under JetBlue’s share buyback program.  The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

This Investor Update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; global economic conditions, or an economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; the spread of infectious diseases; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2015 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com